SYMMETRY PANORAMIC TRUST

FIRST AMENDMENT TO

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION

AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “First Amendment”), effective as of July 21, 2020, is by and between Symmetry Panoramic Trust (the “Trust”), on behalf of the Funds listed in Appendix A, each a series of the Trust (each, a “Fund” and together, the “Funds”), and Symmetry Partners, LLC (the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to that certain Amended and Restated Operating Expenses Limitation and Services Agreement, effective as of November 1, 2019 (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend Appendix A of the Agreement pursuant to the Preamble of the Agreement;

NOW, THEREFORE, the Trust, on behalf of each Fund, and the Adviser, agree as follows:

1.	Amendment of Appendix A. Appendix A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Full Force and Effect. Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

3.	Effectiveness. The actions set forth in this Amendment shall be effective as of the date hereof.

4.	Further Assurances. Each of the parties hereto hereby agrees that, at any time and from time to time, upon the request of any other party, said party shall promptly execute and deliver any and all further instruments and documents and take such further action as such other party may reasonably request to effectuate the purposes of this Amendment.

5.	Counterparts. This Amendment may be executed and delivered by each party hereto via facsimile and in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

SYMMETRY PANORAMIC TRUST

By:	/s/ Dana D’Auria

Name:	Dana D’Auria

Title:	President

SYMMETRY PARTNERS, LLC

By:	/s/ Patrick A. Sweeny

Name:	Patrick A. Sweeny

Title:	Principal

Appendix A

Fund	Annual Limit (as a percentage of average daily net assets)
Symmetry Panoramic US Equity Fund	0.55%
Symmetry Panoramic International Equity Fund	0.65%
Symmetry Panoramic Global Equity Fund	0.56%
Symmetry Panoramic Tax-Managed Global Equity Fund	0.42%
Symmetry Panoramic US Fixed Income Fund	0.41%
Symmetry Panoramic Municipal Fixed Income Fund	0.41%
Symmetry Panoramic Global Fixed Income Fund	0.43%
Symmetry Panoramic Alternatives Fund	0.50%